Exhibit (h)(4)
                                THE CUTLER TRUST
                            SHAREHOLDER SERVICE PLAN

                                 January 3, 1996
                            as amended June 15, 2000

         This Shareholder Service Plan (the "Plan") is adopted by The Cutler Trust (the "Trust") with respect to the shares of beneficial interest of each of the series of the Trust identified in Appendix A hereto (individually a "Fund" and collectively the "Funds").

         SECTION 1.  ADMINISTRATOR

         The Trust has  entered  into an  Administration  Agreement  with  Forum
Administrative   Services,   LLC  ("Forum")   whereby  Forum  provides   certain
administrative services for the Trust and for each Fund.

         SECTION 2.  SERVICE AGREEMENTS; PAYMENTS

         (a) Forum is authorized to enter into Shareholder Service Agreements (the "Agreements"), the form of which shall be approved by the Board of Trustees of the Trust (the "Board"), with financial institutions and other persons who provide services for and maintain shareholder accounts ("Service Providers") as set forth in this Plan.

         (b) Pursuant to the Agreements, as compensation for the services described in Section 4 below, Forum may pay the Service Provider, on behalf of the Trust, a fee at an annual rate of up to 0.25% of the average daily net assets of each Fund represented by the shareholder accounts for which the Service Provider maintains a service relationship. Notwithstanding the foregoing, Forum may pay to the Service Provider a reasonable administrative fee for such periods of time that assets represented by the shareholder accounts do not surpass contractual minimums.

         Provided, however, that no Fund shall directly or indirectly pay any amounts, whether Payments (as defined in the Agreements) or otherwise, that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc.

         (c) Each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with an investment in a Fund of the assets of its customers (i) will be disclosed by the Service Provider to its customers, (ii) will be authorized by its customers, and (iii) will not result in an excessive fee to the Service Provider.

         SECTION 3.  SHAREHOLDER SERVICE FEE.

         Pursuant to this Plan, the Trust shall daily accrue and monthly pay Forum a Shareholder Service Fee not to exceed (i) 0.25% per annum of the average daily net assets of each Fund or (ii) the combined Payments made by Forum with respect to each Fund for the month.
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         SECTION 4.  SERVICE ACTIVITIES

         Service activities include (a) establishing and maintaining accounts and records relating to clients of Service Provider; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of the Trust may be effected and other matters pertaining to the Trust's services; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing purchase, exchange and redemption transactions; (e) arranging for the wiring of funds; (f) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (g) integrating periodic statements with other shareholder transactions; and (h) providing such other related services as the shareholder may request.

         SECTION 5.  AMENDMENT AND TERMINATION

         (a) Any material amendment to the Plan shall be effective only upon approval of the Board, including a majority of the trustees who are not interested persons of the Trust as defined in the Investment Company Act of 1940 (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan.

         (b) The Plan may be terminated without penalty at any time by a vote of a majority of the Disinterested Trustees.

         SECTION 6.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

         The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under the Plan, and Forum agrees that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Trust or the Fund to which Forum's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds.



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                                THE CUTLER TRUST
                            SHAREHOLDER SERVICE PLAN

                                   APPENDIX A:

                 FUNDS TO WHICH SHAREHOLDER SERVICE PLAN APPLIES

                                 January 3, 1996
                            as amended June 15, 2000

                                Cutler Core Fund
                                Cutler Value Fund